Exhibit 99.1

OPENWAVE NAMES DAVID PETERSCHMIDT CEO

REDWOOD CITY, Calif. – November 4, 2004 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that its Board of Directors has unanimously named David Peterschmidt as president and chief executive officer and a member of the Openwave board. Don Listwin will remain on the board as vice chairman. Listwin will also serve as a consultant to Peterschmidt and the executive team during a transition period until the end of the year.

Peterschmidt, 57, brings more than 25 years of experience in building global companies to become leaders in their industries. He was chairman and chief executive officer of Inktomi where he steered the company to a leadership position in Internet infrastructure software. He was most recently chief executive officer and chairman of Security, a security software company, and will continue to serve as a director on its board.

“This is an exciting time for Openwave. Don was instrumental in strengthening our position, achieving profitability and preparing the company for growth. On behalf of the board, I want to thank Don for his leadership and execution,” said Bernard Puckett, chairman of the board. “We are pleased to welcome Dave to the team. He has an excellent track record of growing global software companies and exceeding goals.”

“I look forward to working with Dave during this leadership transition and am confident he will take Openwave to the next level. In addition to focusing on my passion for cancer research, I will continue to serve on the boards of technology companies,” said Listwin.

“Openwave has a unique competitive advantage and is on the forefront of several exciting advances in the wireless and broadband communications markets,” said Peterschmidt. The company is impacting the future of communications for customers worldwide with its powerful software and service offerings that enable operators to perfect the user experience. I thank the board for the opportunity to serve as head of this strong franchise and look forward to growing our presence in the global communications market as we forge ahead into the next phase of growth.”

Under Peterschmidt’s tenure, Inktomi grew from a start-up of less than 20 people to a company generating approximately $225 million in revenue a year with marquee customers. Peterschmidt guided Inktomi’s public offering, operations expansion, and the sales of the company to Yahoo! in 2003. He managed operations at Sybase for six years during which revenue increased from $60 million to $1 billion, and served as its chief operating officer for five years. At Securify, Peterschmidt expanded the management team and grew revenues over 80 percent year over year. Peterschmidt has also held a range of executive positions at technology software and hardware companies. In addition to Securify, he currently serves on the board of directors of Active Decisions, Business Objects, Electronics for Imaging and Netblue.

Conference Call

For more information about this announcement, please join us for a conference call at 10 am Pacific by dialing (888) 428-4478 or (651) 291-0900 (international). A replay will be available beginning at 1:30 pm on November 4 and will last for one week. The replay number is (800) 475-6701(International) (320) 365-3844, Access Code: 753809. A live webcast of the call will also be available on the Investor Relations section of Openwave’s website at http://investor.Openwave.com/medialist.cfm for at least 12 months.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to realize our strategic objectives by taking advantage of market opportunities in the Americas, Europe, the Middle East, and Asia; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (c) risks associated with the development and licensing of software generally, including potential delays in software development, technical difficulties that may be encountered in the development or use of our software, and potential infringement claims by third parties ; (d) the ability to successfully partner with other companies; (e) technological changes and developments; and (f) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

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Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For more information please contact:

Openwave Systems Inc.

Michele Landry

Openwave Systems

650-480-4622

michele.landry@openwave.com